Exhibit (d)(1)(ii)

ADVISORY AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 2020, by and between Red Cedar Investment Management, LLC, a Michigan limited liability company, (the “Investment Adviser”) and Red Cedar Fund Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), and is currently authorized to issue separate series of shares, each having its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Act (the “Registration Statement”); and

WHEREAS, the Trust is engaged in the business of investing and reinvesting the assets of each of its series in securities (“the portfolio assets”) of the type and in accordance with the limitations specified in the Trust’s Agreement and Declaration of Trust (the “Declaration”) and Registration Statement, and any representations made in its prospectus and statement of additional information, all in such manner and to such extent as may from time to time be authorized by the Trustees; and

WHEREAS, the Trust has established certain series of the Trust, all as now and hereafter listed on Schedule A hereto as such Schedule may be amended from time to time (each series is referred to herein as a “Fund,” and collectively as the “Funds”), and wishes to employ the Investment Adviser to manage the investment and reinvestment of each Fund’s portfolio assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below and acknowledges that it has received prior to entering into this Agreement a copy of Form ADV-Part 2A as filed by the Investment Adviser with the Commission.

NOW, THEREFORE, the parties agree as follows:

1.	The Trust hereby appoints the Investment Adviser to supervise and direct the investments of and for each Fund and as each Fund’s agent and attorney-in-fact with full discretionary and exclusive power and authority to establish, maintain and trade in accounts with any broker, dealer, futures commission, merchant, bank or other agent or counterparty for and in the name of each Fund and to buy, sell and trade in all stocks, bonds, financial instruments and other assets of the Fund. The Investment Adviser hereby accepts such appointment and agrees to manage the portfolio assets in a manner consistent with the investment objective, policies and restrictions of each Fund and with applicable law.

2.	When placing orders for a Fund, the Investment Adviser’s primary objective will be to obtain best execution available for the Fund. Unless advised by the Trustees of the Trust of an objection, the Investment Adviser may direct that a portion of the brokerage commissions that may be generated by a Fund be applied to payment for brokerage and research services. Any such payments will be made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, provided that the Investment Adviser has determined that the amount of the commissions paid is reasonable in relation to the value of the brokerage and research services provided by the broker. Brokerage and research services furnished by brokers may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts as well as discussions with research personnel; financial publications; and statistic and pricing services utilized in the investment management process. Brokerage and research services obtained by the use of commissions arising from a Fund’s portfolio transactions may be used by the Investment Adviser in its other investment activities. In selecting brokers and negotiating commission rates, the Investment Adviser may take into account such things as the financial stability and reputation of brokerage firms and the brokerage, execution and research services provided by such brokers. The benefits which a Fund may receive from such services may not be in direct proportion to the commissions generated by the Fund. The Trust acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may result in higher transaction costs than would otherwise be obtainable.

3.	The Investment Adviser may bunch orders for a Fund with orders for the same security for other accounts managed by the Investment Adviser or its affiliates. In such instances, the Investment Adviser’s applicable trading and allocation procedures will be followed. Complete records of such transactions will be maintained by the Investment Adviser and copies will be made available to the Trust upon request.

4.	The Investment Adviser shall be responsible for voting all proxies received in connection with the securities held by a Fund in accordance with its proxy voting guidelines, a copy of which shall be provided to the Board of Trustees annually.

5.	In compliance with Rule 31a-3 under the Act, the Investment Adviser hereby agrees that all records it maintains for a Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Investment Adviser further agrees to preserve for periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act. Nothing herein shall prohibit the Investment Adviser from copying any and all such records that it is required to maintain, and said copies will be the property of the Investment Adviser.

6.	The Investment Adviser shall report to the Board of Trustees all changes in the portfolio assets since the prior report, and will also keep the Trustees updated regarding important developments affecting the portfolio assets and on the Investment Adviser’s own initiative or upon the request of the Board of Trustees will furnish the Trustees from time to time with such information as the Investment Adviser may believe appropriate or the Trustees shall request for this purpose, whether concerning the individual issuers whose securities are included in the portfolio assets, the industries in which they engage, or the conditions prevailing in the economy generally. The Investment Adviser will also furnish the Trustees with such statistical and analytical information with respect to the portfolio assets as the Investment Adviser may believe appropriate or as the Trustees reasonably may request.

The Investment Adviser shall make purchases and sales of portfolio assets consistent with the policies set from time to time by the Board of Trustees as well as the limitations imposed by the Trust’s Agreement and Declaration of Trust and in the Trust’s Registration Statement, in each case as amended from time to time, the limitations in the Act and Subchapter M of the Internal Revenue Code of 1986, as amended, and the investment objectives, policies and practices, including restrictions, applicable to a Fund’s portfolio.

7.	The Investment Adviser shall not be liable for any mistake of judgment in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Investment Adviser against any liability to a Fund or to its security holders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Investment Adviser’s reckless disregard of its obligations and duties hereunder. It is understood that the Investment Adviser performs various investment advisory and managerial services for others, and the Trust agrees that the Investment Adviser may give advice and take action in the performance of its duties with respect to others which may differ from advice given or action taken with respect to a Fund. Nothing contained herein shall in any way constitute a waiver or limitation of any rights which a Fund or its shareholders may have under common law, or any federal or state securities laws.

8.	This Agreement shall become effective on the date hereof and shall remain in effect for an initial term of two years and shall continue in effect from year to year thereafter so long as its continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of a Fund, and, in either case, by a vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement, and provided further, that if the continuation of this Agreement is not approved, the Investment Adviser may continue to render to a Fund the services described herein pursuant to Rule 15a-4 under the Act. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the parties covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of a Fund, or by a vote of the Board of Trustees on 60 days’ written notice to the Investment Adviser, or by the Investment Adviser on 60 days’ written notice to the Trust.

9.	In accordance with Section 15(f) of the Act, the Investment Adviser covenants as follows: (i) for a period of three years after the effective date of this Agreement, none of the Investment Adviser or its affiliated persons shall cause, and each shall use commercially reasonable efforts to prevent, any “interested person” of the Investment Adviser or its affiliated persons, as such term is defined in the 1940 Act, to become a trustee of the Trust or any Fund unless, taking into account such interested person, at least 75 percent of the Trustees are not interested persons of the Trust or any Fund, and (ii) for a period of two years following the effective date of this Agreement, none of the Investment Adviser or its affiliated persons will cause, and each of the foregoing shall use commercially reasonable efforts to prevent, any affiliated persons from engaging in or causing, any act, practice, or arrangement that imposes an “unfair burden” on the  Fund within the meaning of Section 15(f) of the Act; provided, however, that if the Trust or Adviser shall have obtained an order from the Commission exempting it from the provisions of Section 15(f), then this covenant shall be deemed to be modified to the extent necessary to permit the applicable Party to act in a manner consistent with such exemptive order or legal opinion.

10.	This Agreement may be amended or modified only by a written instrument executed by both parties and, to the extent required, such amendment shall be approved by vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as Trustees of the Trust), and by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

11.	This Agreement may not be assigned by the Investment Adviser and shall terminate automatically in the event of any assignment by the Investment Adviser. The term “assignment” as used in this paragraph shall have the meaning ascribed thereto by the Act and any regulations or interpretations of the Commission thereunder.

12.	If the Investment Adviser ceases to act as investment adviser to a Fund, or, in any event, if the Investment Adviser so requests in writing, the Trust agrees to take all necessary action to change the names of the Trust and the Fund to a name not including the term “Red Cedar.” The Investment Adviser may from time to time make available without charge to the Trust for its use of such marks or symbols owned by the Investment Adviser, including marks or symbols containing the term “Red Cedar” or any variation thereof, as the Investment Adviser may consider appropriate. Any such marks or symbols so made available will remain the Investment Adviser’s property and it shall have the right, upon notice in writing, to require the Trust to cease the use of such mark or symbol at any time.

13.	Each Fund agrees to pay to the Investment Adviser a monthly fee in dollars calculated at the annual rates listed in Schedule A. The fee shall be accrued daily and will be payable in arrears at the end of each calendar month. The Investment Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Investment Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth herein.

14.	Unless otherwise agreed to in writing by the parties, each Fund shall be responsible and hereby assumes the obligation for payment of all of its expenses, including, without limitation: (a) payment of custody, transfer and dividend disbursing expenses; (b) fees of trustees who are not affiliated persons of the Investment Adviser, the principal underwriter or any administrator of the Trust (and any counsel to such independent trustees); (c) legal and auditing expenses; (d) clerical, accounting and other office costs; (e) the cost of personnel providing services to the Fund; (f) costs of printing the Fund’s prospectuses and shareholder reports for existing shareholders; (g) cost of maintenance of the Fund’s corporate existence; (h) interest charges, taxes, brokerage fees and commissions, and acquired fund fees and expenses (if any); (i) costs of stationery and supplies; (j) expenses and fees related to registration and filing with the Commission and with state regulatory authorities; and (k) such promotional, shareholder servicing and other expenses as may be contemplated by one or more effective plans pursuant to Rule 12b-1 under the Act or one or more effective non-Rule 12b-1 shareholder servicing plans, in each case provided, however, that the Fund’s payment of such promotional, shareholder servicing and other expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan or plans.

15.	Except to the extent necessary to perform the Investment Adviser’s obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser or its members, officers or employees to engage in any other business or to devote time and attention to the management of other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other individual or entity.

16.	The validity of the Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

17.	Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act will be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission validly issued pursuant to the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
18.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.
19.	Any notice under this Agreement shall be in writing, addressed and delivered by: (i) registered or certified mail or United States Postal Service Express mail, postage prepaid, (ii) a nationally recognized overnight courier, (iii) hand, or (iv) email. The notice shall be addressed to the other party at such address as such other party may designate for receipt of such notice.

20.	This instrument is executed on behalf of the Board of Trustees of the Trust in such capacity and not individually and the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of a Fund, and the Investment Adviser shall look only to the assets of a Fund for the satisfaction of such obligations.

21.	The Investment Adviser shall promptly notify the Trust of any change in the ownership or control of the Investment Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RED CEDAR FUND TRUST

By: /s/ David Withrow

Name: David Withrow

Title President

RED CEDAR INVESTMENT MANAGEMENT, LLC

By: /s/ John Cassady

Name: John Cassady

Title Chief Executive Officer/CIO

SCHEDULE A

The rate of the fee payable to the Investment Adviser shall be calculated daily at the following annual rate:

Fund	Advisory Fee Rate
Red Cedar Short Term Bond Fund	An annual fee equal to 0.30% of the Fund’s average daily net assets